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                                                                   Exhibit 23.5

                         Independent Auditors' Consent

We consent to the inclusion of our report dated October 28, 1999, except with the matters discussed in Note 29 and 30, with respect to the consolidated balance sheet of Symonds Limited as of March 31, 1999 and the related consolidated profit and loss account, reconciliation of movements in shareholders' funds, and cash flow statements for the year then ended, which report appears in the Registration Statement on Form S-1 of DDi Corp. dated April 6, 2000. We also consent to the references to our firm appearing under the headings "Experts" in the registration statement.

KPMG Audit Plc
Chartered Accountants
Birmingham, England

April 11, 2000